Exhibit 1.01

The Boeing Company
Conflict Minerals Report
For The Year Ended December 31, 2025

I. Overview
The Boeing Company (herein referred to as “Boeing,” the “Company,” “we,” “us,” or “our”), submits this report pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended.
We are organized based on the products and services we offer. We operate in three reportable segments:
• Commercial Airplanes;
• Defense, Space & Security; and
• Global Services.
Commercial Airplanes Segment
This segment develops, produces and markets commercial jet aircraft principally to the commercial airline industry worldwide. We are a leading producer of commercial aircraft and offer a family of commercial jetliners designed to meet a broad spectrum of global passenger and cargo requirements of airlines. This family of commercial jet aircraft in production includes the 737 narrow-body model and the 767, 777 and 787 wide-body models. Development continues on the 777X program and the 737-7 and 737-10 derivatives.
Defense, Space & Security Segment
This segment engages in the research, development, production and modification of manned and unmanned military aircraft and weapons systems for strike, surveillance and mobility, including fighter and trainer aircraft; vertical lift, including rotorcraft and tilt-rotor aircraft; and commercial derivative aircraft, including anti-submarine and tanker aircraft. In addition, this segment engages in the research, development, production and modification of the following products and related services: strategic defense and intelligence systems, including strategic missile and defense systems, command, control, communications, computers, intelligence, surveillance and reconnaissance, cyber and information solutions, and intelligence systems, satellite systems, including government and commercial satellites and space exploration.
Global Services Segment
This segment provides services to our commercial and defense customers worldwide. Global Services sustains aerospace platforms and systems with a full spectrum of products and services, including supply chain and logistics management, engineering, maintenance and modifications, upgrades and conversions, spare parts, pilot and maintenance training systems and services, technical and maintenance documents, and digital solutions and analytics.
3TG in Our Products
Our products are highly complex, containing thousands of parts from thousands of direct and indirect suppliers throughout the world. Typically, multiple tiers exist between the tin, tantalum, tungsten and gold (“3TG”) mines and our direct suppliers. Therefore, we expect our direct suppliers to work with their suppliers in order to provide us with accurate information about the origin of 3TG in the materials, components, parts and subassemblies (collectively, “Components”) we purchase. Since 2013, we have required new supplier contracts and renewals of existing supplier contracts to provide us with the 3TG information necessary to conduct our due diligence. For contracts executed prior to 2013, we encourage, but cannot compel suppliers to support our due diligence efforts with respect to 3TG content.
II. Reasonable Country of Origin Inquiry (“RCOI”)
Our RCOI included identification of relevant suppliers, survey of suppliers and assessment of data received from suppliers. We conducted an inquiry of our suppliers (more than 13,000 suppliers across 87 countries) to determine the country of origin of the products provided to Boeing. Due to the complexity and size of the supply chain, we developed a risk-based approach that focused on a subset of our major direct suppliers that are manufacturers (the “Suppliers”). The Suppliers represented approximately 92 percent of our purchase order payments related to Components that may contain 3TG content. We took measures to determine the country of origin in accordance with Step 2 of the Due Diligence Guidance for Responsible Supply Chains of Minerals From Conflict-Affected and High-Risk Areas of the Organisation for Economic Cooperation and Development (“OECD”) and its supplements on 3TG (“OECD Guidance”).
We asked Suppliers of Components that we believe could contain 3TG to provide information to us using the template developed by the Responsible Minerals Initiative (“RMI”), known as the Conflict Minerals Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters or refiners that provide 3TG to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy and its due diligence processes, and requests information about its supply chain for 3TG, including the names and locations of smelters or refiners, as well as the location (country) of mines of 3TG acquired by such smelters or refiners, or if the 3TG is recycled or scrap sourced.
OECD Step 1. Establish Strong Company Management Systems
Conflict Minerals Policy
Boeing is committed to promoting economic development in Africa, including the Democratic Republic of the Congo and adjoining countries (the “Covered Countries”), through responsible commercial engagement. As part of this commitment, we have adopted a Conflict Minerals Policy related to our sourcing of 3TG. It can be found at http://www.boeingsuppliers.com/supplier_principles.html#/compliance. Boeing is committed to working with our global supply chain to promote adherence to the U.S. Securities and Exchange Commission’s (“SEC”) conflict minerals rule. Our compliance program follows the framework established by the OECD.
Internal Team
Boeing’s internal team that performs due diligence and implements our conflict minerals compliance strategy related to 3TG is comprised of subject matter experts from enterprise functions including supply chain, engineering, finance, law, corporate compliance, global engagement, as well as our Boeing Global organization.
Control Systems
During the year covered by this report, we participated – together with other major manufacturers across multiple industries – in the Aerospace Industries Association (“AIA”) Conflict Minerals Working Group, which supports conflict-free supply chains. As a member of the AIA Conflict Minerals Working

Group, we also supported the AIA’s letter (distributed by the RMI) to smelters or refiners to encourage responsible mineral sourcing and build conflict-free smelter capacity.
Boeing maintains a records retention policy with respect to relevant documentation.
Supplier Engagement
Boeing maintains an electronic portal that provides detailed instructions to suppliers and resources related to conflict minerals, including the Template, our Conflict Minerals Policy, our Supplier Code of Conduct, as well as FAQs from the AIA and the SEC. In addition, Boeing’s supply chain team, which includes representatives from a number of management functions within Boeing, meets with members of industry working groups including AIA to discuss due diligence best practices.
Grievance Mechanism
Boeing has processes to receive and act on concerns – both written and oral – expressed by employees and others about possible improper or unethical business practices or violations of company policies (including our Code of Conduct, Supplier Code of Conduct, Code of Basic Working Conditions and Human Rights, and Conflict Minerals Policy), laws, or regulations. This process is available to our suppliers, and Boeing’s supplier contracts include terms directing suppliers and their employees to the process to raise concerns.
OECD Step 2.    Identify and Assess Risks in the Supply Chain
The Suppliers that responded to our request provided data only with respect to that Supplier’s overall production processes or products that require 3TG, without specifying the origin of the 3TG used in the Components actually supplied to Boeing. Therefore, the RCOI did not provide us with sufficient information to determine the origin of the 3TG in our products. Accordingly, we conducted further due diligence on the source and chain of custody of 3TG in our products.
III. Due Diligence Design and Performance
Design of Due Diligence
Pursuant to the Rule, we performed due diligence on the source and country of origin of 3TG in our products, including the Components we purchase. Our due diligence measures have been designed in accordance with the framework presented in OECD Guidance and its supplements.
Due Diligence Performed
We performed due diligence measures in accordance with the framework established by the OECD.
OECD Step 3. Design and Implement a Strategy to Respond to Identified Risks
•Leaders from Boeing’s supply chain and compliance organizations are briefed periodically about our conflict minerals due diligence reporting requirements and efforts.
•We have implemented a risk management plan that outlines the Company’s responses to identified risks.
•We regularly assessed identified risks, largely relying on suppliers’ data submissions to us, as well as, where appropriate, targeted follow-up activities. There was no instance where we determined that it was necessary to implement risk mitigation efforts, temporarily suspend business with or disengage a supplier.

OECD Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
Through our participation in AIA’s Conflict Minerals Group, we supported all aspects of 3TG smelters’ and refiners’ audit scope and encouraged smelter or refiner participation in the RMI’s Responsible Minerals Assurance Process (RMAP). RMAP is an independent third-party assessment of smelter/refiner management systems and sourcing practices to validate conformance with RMAP standards.
OECD Step 5.    Report Annually on Supply Chain Due Diligence
This Conflict Minerals Report, filed with the SEC, constitutes our annual report on our 3TG due diligence, and is available on our website www.boeing.com/investors.
IV. Due Diligence Results
We reviewed all of the Supplier responses against criteria developed by our internal team to determine whether further due diligence engagement was necessary. Our criteria included reviewing incomplete responses, as well as inconsistencies within the data reported by our Suppliers, and we have worked directly with those suppliers in an effort to secure further responses.
The Suppliers that responded to our request set forth data only with respect to that supplier’s overall 3TG sourcing, without specifying the origin of the 3TG used in Components supplied to Boeing. A minority of responses listed specific smelters or refiners (“SoRs”) in their supply chain, with such responses collectively identifying 394 facilities engaged by the RMI to participate in the RMAP Assessment of which 244, or 62%, are on the RMI Active and Conformant Facilities List.
Of the Suppliers that provided SoRs, 80 indicated that they may have sourced 3TG from the Covered Countries; however, they were unable to verify that 3TG from those SoRs was used in Components supplied to Boeing, and therefore, the SoRs they reported are excluded from this report.
For the reasons set forth above, our supply chain was unable to identify the country of origin of 3TG contained in the Components supplied to Boeing.
V. Expected Future Actions
We intend to continue the following actions to improve our due diligence efforts to further mitigate the risk that the 3TG in our products indirectly benefit armed groups in the Covered Countries:
•Continue to include a conflict minerals provision in new or renewed supplier contracts and/or purchase orders requiring that suppliers provide us with the necessary 3TG information.
•Direct our suppliers to information and training resources in an effort to increase the response rate and improve the quality of the supplier survey responses.
•Participate in AIA’s Conflict Minerals Working Group and related activities to encourage smelter or refiner participation in the RMI’s RMAP.
•Work with the OECD and relevant trade associations to define and improve best practices and encourage responsible sourcing of 3TG.
•Investigate making additional investments in conflict minerals due diligence tool sets.
•In the event that any of our suppliers are found to be providing us with Components containing 3TG from sources that support conflict in the Covered Countries, work with them to establish alternative sources of 3TG.

Caution Concerning Forward-Looking Statements
This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and other similar words or expressions, or the negative thereof, generally can be used to help identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, objectives and goals, as well as any other statement that does not directly relate to any historical or current fact.
Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors, including those set forth from time to time in our other filings with the SEC, could cause actual results to differ materially and adversely from these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.